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

The following material was used by company employees and other advisors following the public announcement of the entry into a merger agreement by Lucent Technologies Inc. and Alcatel:

LUCENT - ALCATEL MERGER UPDATE

Q&A

Got questions? Employees have questions -- lots -- about the Lucent and Alcatel merger. This is your source for answers to your questions, concerns and rumors. We arranged them by topic and drew them from several sources, including the All-Employee Broadcast with Pat Russo on April 4, and the Town Meeting with Frank D'Amelio on April 3. We also included frequently asked questions that were prepared for the announcement. We will continually post new answers to questions you send us. Please remember that some questions won't have an answer until the integration process moves ahead or the merger is complete.

If you do not see an answer to your question here, please send it to lttoday@lucent.com. New questions will be forwarded to a subject matter expert who will provide an answer to post here and in LTToday, or reply directly to you, as soon as possible. Please note that, in many cases, we receive multiple questions on a single topic. In those cases, a single answer will be posted on the topic. In addition, it may not be possible to answer certain questions at this time.

If you have questions about the Question and Answer process, contact Kate Reuter at kreuter@lucent.com or +1-908-582-6642.


TABLE OF CONTENTS

     o    Impact on Employees
          o    Workforce Reductions
          o    Compensation and Benefits
          o    Union Contracts
     o    Impact on Retirees
          o    Pension Plans
          o    Health Care for Retirees
     o    The Transition Period
          o    Employee Focus
          o    Business Simplification Initiative
     o    The Combined Company
          o    Revenue Growth
          o    Employee Levels
          o    Market Position
     o    The Deal
          o    Rationale for Merger
          o    Merger of Equals
          o    Completing the Merger
          o    Name and Logo
          o    Stock Listings
          o    Synergies
          o    Financial Reporting
          o    Bell Labs
          o    Sarbanes-Oxley
          o    Lucent Real Estate
          o    Manufacturing
          o    Structure of the New Company
          o    Portfolio
     o    2001 Merger Discussions with Alcatel
     o    About Alcatel
     o    Investor Information
          o    The Transaction
          o    Impact on Stock

IMPACT ON EMPLOYEES

WORKFORCE REDUCTIONS

Q: WHAT WILL BE THE WORKFORCE REDUCTION? WHERE?
We expect approximately 10 percent reduction in the global work force for the combined company across the businesses and regions. We will take a fair and balanced approach, conducting a thorough analysis of our global workforce. We will take into account the needs of each business and of each marketplace, to ensure we are best positioned to serve our customers' needs, while achieving a competitive cost structure. We intend to maintain the appropriate workforce level to do that.
After these initial job reductions, this combination should create a growing, global and more stable workplace for our people by building the world's leading communications solutions provider. We would expect that these combined businesses would enable us to do more for our customers, our investors and our people. (COMPANY RESPONSE, 4-2-06)

Q: HOW CAN YOU TAKE A FAIR AND BALANCED APPROACH WHEN YOU CONSIDER THE FACT THAT IT'S ALMOST IMPOSSIBLE TO LAY ANYONE OFF IN FRANCE? WHAT IF THE MAJORITY OF THE 8,800 JOB CUTS HAVE TO COME FROM LUCENT?
So to the question about it being impossible to cut jobs in France; I would say that's absolutely flat out not correct. If you look at the reductions that Alcatel has taken as a company and the number of jobs they've reduced in France, I would venture to say it's probably equal to what we've done as a company. Now the processes are a bit more rigorous, and it may take a little bit longer. But nobody should conclude that we will make our decisions based on do-ability. We're going to make the decisions based on what's in the long-term best interests of the company because there really isn't a country in this world that you can't reduce jobs. It's just a matter of how long does it take and what do you have to do to do it. So concluding that all the reductions will come from Lucent is flat out wrong. And concluding that there can't be any reductions in countries where it's tougher, is also flat out wrong. (PAT RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)

Q: AS WE'VE SEEN IN THE LAST FEW WEEKS, IT'S VERY DIFFICULT TO LAY OFF PEOPLE IN FRANCE. SO THIS 10 PERCENT THAT YOU'RE TALKING ABOUT, IS THAT GOING TO BE EQUALLY DISTRIBUTED BETWEEN THE COMPANIES OR IS 90 PERCENT OF IT GOING TO COME FROM LUCENT?
At this point in time, I can't tell you I know exactly how the spread's going to take place. At a macro level, we did a bunch of analytics to get to the roughly 10 percent. In my mind, the way we should do this is based on the business. Where the opportunities are to synergize, where the opportunities are to be more efficient, where the opportunities are to capitalize on savings opportunities -- that's where we should take actions to get the synergies. I always say it's the operational actions that really generate the financial results. So, you're asking me to give a financial result, but in my mind what we need to do right is take the operational actions. If we get the operational actions right, then the results will take care of themselves. This is a global company. This combined company is a global company. My guess is there'll be synergies that are spread, but in terms of what the mix will be, what the percentage will be, I can't say. But let me just give you some financial facts. Alcatel has roughly 10,000 employees today in North America -- 6,000 employees are in the U.S. They have 7,000 employees in China. Just to give you a feel for the diversity, the broad geographic diversity of that company. So when you work in a business with opportunities to synergize, by definition where are the opportunities? Well, they're where the business is done and where the resources are. So you have to believe there'll be opportunities globally relative to synergies. But in terms of what the spread will be, I'm not prepared to say. It's too early. The one other thing I'll say, though, is, in terms of how you get synergies, you don't want to be taking a lot of synergies in low-cost areas. You want to bias the higher-cost areas in terms of maximizing value, so clearly that'll be a consideration as we work our way through the process. But really, what will drive it is the business decisions, and based on those business decisions we'll see the output that'll generate the financial results. (D'AMELIO, TOWN MEETING, 4-3-06)

                                                     Return to Table of Contents

COMPENSATION AND BENEFITS

Q: WILL WE SEE CHANGES IN OUR BENEFITS, 401(K), HOLIDAYS, VACATIONS, PENSIONS, STOCK OPTIONS.
For the time being, the answer is "no." We're going to operate between now and closing as two separate companies. When the two companies get together, we will look at, are there things that we do that can be applied more broadly? Are there things they do that can be applied more broadly? But, one of the things we looked at as part of due diligence was overall compensation and overall benefits. Although some of the piece parts are different, the overall comp structure, wasn't all that different. Clearly I think there will be opportunities to leverage each other's, I'll call it, "best things" in a way that's beneficial to all. (D'AMELIO, TOWN MEETING, 4-3-06)

Q: WHAT DOES THE MERGER MEAN TO MY 401(K)? WHAT DOES IT MEAN TO OUR EMPLOYEE STOCK OPTIONS?
When you look at these kinds of combinations, there is a whole host of legal, financial structuring that goes on with parent companies and subsidiaries and a whole set of things we will not take you through, that cares for these kinds of things. As for options, as this deal closes, options in Lucent will be converted into the security of the new combined company, and all the exchange ratios, etc., that affect that. (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)

Q: WHAT HAPPENS TO LUCENT STOCK THAT EMPLOYEES HOLD IN THEIR 401(K) PLANS?
The stock will be treated the same as all other shares of Lucent stock in that they will be converted to stock of the combined company at the agreed upon exchange ratio. It will continue to be managed through Fidelity Investments. (COMPANY RESPONSE, 4-2-06)

Q: ARE YOU GOING TO GIVE EMPLOYEES OPTIONS IN THE COMBINED COMPANY?
The intent is to continue providing our employees with competitive compensation and benefit programs including a stock option program. (COMPANY RESPONSE, 4-2-06)

Q: ARE YOU GOING TO OFFER SPECIFIC CONDITIONS FOR EMPLOYEES SO THAT THEY BECOME SHAREOWNERS OF THE NEW COMPANY?
Currently, both companies offer their employees stock purchase plans. At the consummation of the merger, the combined company expects to organize an employee shareowner program that will have favorable subscription conditions, which will apply to all employees of the combined new company. (COMPANY RESPONSE, 4-2-06)

Q: WHAT TYPE OF SEVERANCE PACKAGES WILL PEOPLE RECEIVE? WILL THE SAME TYPE OF PACKAGE BE OFFERED TO LUCENT EMPLOYEES AS TO ALCATEL EMPLOYEES?
The Merger Agreement provides that the existing severance benefits for both companies will remain in effect for two years following the close of the merger. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

UNION CONTRACTS

Q: IN THE UNITED STATES, HOW MANY OF ALCATEL AND LUCENT'S EMPLOYEES ARE REPRESENTED BY UNIONS AND WHAT ARE THE UNIONS THAT REPRESENT THE EMPLOYEES? Approximately 2,900 of Lucent's active employees are represented primarily by the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW). There are no Alcatel employees in the U.S. represented by a labor union. (COMPANY RESPONSE, 4-2-06)

Q: WILL ALCATEL HONOR THE REMAINDER OF THE CWA CONTRACT?
The contract continues as is. I want to just broaden it and say that answer applies to the CWA and the IBEW. The contract we have now continues to apply between now and signing or closure. And then once we close, those contracts stay in effect. (FRANK D'AMELIO, TOWN MEETING, 4-3-06)
                                                     Return to Table of Contents

IMPACT ON RETIREES

PENSION PLANS

Q: HOW CAN MY PENSION BE SECURE IF ALCATEL IS IN A FOREIGN COMPANY? HOW DO I KNOW THAT THERE WILL BE A PENSION?
The pension obligations of Lucent will continue to remain with the U.S. entity, that is currently Lucent. That legal entity will remain. Those obligations will remain part of that legal entity. From a pension perspective, the obligation to those pensioners remains the same, it's that same legal entity that exists today. That's the way to think about it. (D'AMELIO, ALL-EMPLOYEE BROADCAST, 4-4-06)
Regardless of where a company is incorporated, the company, the subsidiary, in the operations of those companies, has to abide by the laws of the countries in which they're doing business. (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)
We should also talk about the asset-side of the equation. The assets in support of these plans are held in trust for the benefit of the plan participants, and that doesn't change. And, there's no access for someone to come in and strip out the assets that support these liabilities. (JOHN KRITZMACHER, ALL-EMPLOYEE BROADCAST, 4-4-06)
And the assets exceed the liabilities. (D'AMELIO, ALL-EMPLOYEE BROADCAST, 4-4-06)

Q: DO YOU HAVE A PLAN TO COMMUNICATE IN A MEETING OR A SERIES OF MEETINGS, E-MAIL OR PAPER COMMUNICATIONS WITH THE LUCENT RETIREES TO ANSWER THEIR QUESTIONS ABOUT HOW THEIR BENEFITS AND SECURITY WILL BE AFFECTED?
Yes, we will be communicating. I spent some time in the presentations I did yesterday making sure everyone understood from a pension standpoint, our pensions are adequately funded. Nothing changes with regard to pension benefits or the pension plans or the responsibilities we have in that regard will continue to be overseen from a U.S. ERISA law standpoint. So if you take a step back from a retiree standpoint, one could look at this and say, I am the retiree of a company that will be becoming larger with greater scale, greater scope, greater ability to compete and greater financial capability. From a pension standpoint, nothing really changes. And then from a retiree health standpoint, the issue of retiree health is an issue that has to do with rising costs of health care and what's affordable. And just as we have said that we have to look at what the costs are, balanced in a way with what's affordable, we will continue to have to do that. So from my standpoint, there really is not a change other than the fact that this company will be part of a larger combined company that's got more scale, more breadth and more capacity. (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)
We can do things together that we can't do on our own. That includes that $1.7 billion of synergies. Financial success in a company benefits all constituents of the company. So it benefits our shareholders, our bond holders, our customers, our employees, our retirees, all constituents. So we are positioning ourselves for what I'll call extreme financial success, and all constituents of the company benefit when a company is successful financially. (D'AMELIO, ALL-EMPLOYEE BROADCAST, 4-4-06)

Q: WILL THE NEW COMPANY TAKE OVER PENSIONS COMMITMENTS OF LUCENT?
First, let us point out that Lucent's pension funds remain well funded under the federally mandated ERISA rules. Lucent will become a subsidiary of a larger parent company after the merger, and will remain the plan sponsor of the Lucent pension plans. Accordingly, the transaction will not result in any change in the pension commitments of Lucent. (COMPANY RESPONSE, 4-2-06) Return to Table of Contents

HEALTH CARE FOR RETIREES

Q: WILL THE COMBINED COMPANY CONTINUE TO SUBSIDIZE RETIREE HEALTHCARE FOR LUCENT'S RETIREES?
In the combined company, we will continue to manage the cost of U.S. retiree healthcare. We are always looking at how to balance the needs of our retirees with funding levels that would enable to company to remain a viable competitor. Our goal is to be able to provide access to quality healthcare plans at a level of subsidy that the company can afford. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents
THE TRANSITION PERIOD

EMPLOYEE FOCUS

Q: WHAT DOES THIS MEAN FOR THE DAY-TO-DAY OPERATIONS; FOR CRITICAL PROJECTS WE ARE DOING RIGHT NOW?
The way to think about this for right now is we are two separate, independent companies. And we are to continue to operate like two separate independent companies. We're going to compete against each other for business. We want to win every dollar of business that we can. The programs that we're currently working on, we will continue to work on. We are two separate, independent companies -- and that's how we want to continue to behave. In terms of integration, we can do planning. We cannot do any implementing. Between announcement, which was yesterday, and close, which we're ball parking at six to 12 months, we can plan integration. We cannot implement anything. No implementation takes place until we close. In the interim, our job is to execute, execute, execute. All the things we're working on, continue to work on. (D'AMELIO, TOWN MEETING, 4-3-06) Return to Table of Contents

BUSINESS SIMPLIFICATION INITIATIVE

Q: I UNDERSTAND THAT IT'S BUSINESS AS USUAL. WHAT ABOUT OUR EFFORTS WITH REGARD TO CENTRALIZATION AND SIMPLIFICATION THAT REQUIRES IT INVESTMENTS?
We start out with: We operate as a separate company, and we keep starting out there, and that's what drives our efforts day-to-day. I think the one consideration there would be is if we're thinking two to three years out. (D'AMELIO, TOWN MEETING, 4-3-06)

Q: WHAT ARE THE LIMITATIONS PLACED ON THE COMPANIES DURING THE INTERIM
PERIOD?
The companies will continue to operate their businesses independently in the ordinary course until they receive the necessary approvals and complete the merger. (D'AMELIO, TOWN MEETING, 4-3-06)
                                                     Return to Table of Contents

THE COMBINED COMPANY

REVENUE GROWTH

Q: WITH A BROADER PRODUCT PORTFOLIO AND RESOURCES NOW AVAILABLE WITH THE MERGED COMPANY, HOW DO YOU SEE THAT IMPACT ON REVENUE GROWTH GOING FORWARD COMPARED TO THE SINGLE DIGIT GROWTH THAT WE'VE EXPERIENCED IN THE PAST?
We haven't made any projections about revenue growth. And given that we're in a quiet period, I have to be real careful with numbers. Here's the way to think about it. The $1.7 billion that I just alluded to has no assumptions on revenue synergies. That is entirely a cost synergy number. There are clearly lots of opportunity for each of us to pull through each other's products. They do certain things like in their enterprise business, for example, where they have a strong enterprise business outside of the U.S. and are very much trying to create a good enterprise business in the U.S. There are things we can do to help them. If you look at the embedded bases that both companies have, clearly, it's an opportunity for additional revenue upside. So the opportunities based on geographic footprint, on customer reach, on the embedded base that these two companies have for increased revenue growth is clearly significant. And we assumed none of that, none of that in the synergies that we communicated over the last couple of days. (D'AMELIO, TOWN MEETING, 4-3-

06)

Q: I HAVE A QUESTION ON THE GROWTH SIDE. I WAS JUST WONDERING WHAT THEIR APPLICATIONS BUSINESS IS LIKE AND WHERE YOU SEE THAT HEADED? Let me bump it up a level, talk about next-gen, and in particular IMS. And then as part of that, I'll talk about applications. I'll do it business-by-business, and talk a little bit about what we do that's similar, and then what they do that's a little bit different than what we do.
They have a similar IMS vision to ours, which is to break apart the old circuit switching business with separate network elements -- the gateways for signaling, for call control, section control, and then the applications that ride on top of that. Very similar to us in terms of architectural thought process, what they're doing, what their portfolio, and how they're going to market. They think about applications very much the way we do, in terms of next-gen revenue opportunities to create value for the company. They are very bullish on applications, and are investing in applications. It's similar to our applications business. We bundle applications with one of our segments, and it's a business where we've made some progress, but there's lots of opportunity for us, on the upside, but the same thing for them. They've made some good progress, so lots of opportunity for them on the upside. But if you think about it in terms of our IMS next-gen picture, there is a significant opportunity for both companies, and leveraging them together, you get this one plus one equals much more than two. While I'm on this, let me just spend a minute or two on how they're organized. If you think about Lucent, we're organized in four segments, there's the Mobility segment, multimedia networks, converged core and services. And then the fifth segment is "other," which is primarily some of the corporate center expenses and sales and IP revenue and things like that.
If you look at how Alcatel does their external reporting, they have three major segments, and then of course an "other." But if you look at the three major financial segments, their segments are: Mobility, Wireline, and then private networks. Now, their Mobility and Wireline networks are very similar to ours. But what they do in theirs that is different than ours are primarily two things. Their services are in the Mobility and Wireline segments. That's different than us. Our services are all part of our services segment.
And the other big difference is that they still do their own manufacturing. Each of those segments, Mobility and Wireline, has manufacturing.
They also have a private network business, which is an interesting business with four sub-businesses. They have a satellite business. They have a transmission signaling business -- think about subways and railroads and our E-ZPass. They don't sell the E-ZPass device but the network that supports that is one of the businesses that they're in. Then they do some network integration services, which is similar to ours, but they do that for what they call enterprise verticals -- railroad, energy. And their enterprise business -- they still have a PBX and IPPBX business, like Avaya. That private-network business is a big business; it's almost (euro)5 billion. (D'AMELIO, TOWN MEETING, 4-3-06) Return to Table of Contents

EMPLOYEE LEVELS

Q: HOW MANY EMPLOYEES WILL THE COMBINED COMPANY HAVE?
At the end of 2005, Alcatel had 58,000 employees and Lucent 30,200. The combination is creating a workforce of about 88,000, before any restructuring plans. (COMPANY RESPONSE, 4-2-06)

Q: WHAT IS THE COMBINED EMPLOYEE BREAKDOWN BY REGION?
Alcatel (approximately)

     o    Europe= 33,500 (58 percent)
     o    North America = 9,000 (16 percent)
     o    Rest of World = 15,500 (27 percent)

Lucent (approximately)

     o    Europe = 4,700 (16 percent)
     o    North America = 17,900 (59 percent)
     o    Rest of World = 7,600 (25 percent)

Combined (approximately)

     o    Europe = 38,200 (43 percent)
     o    North America =26,900 (30 percent)
     o    Rest of World = 23,100 (26 percent)

(COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

MARKET POSITION

Q: WILL THIS MERGER MAKE THE MERGED COMPANY THE WORLD'S LARGEST TELECOM
SUPPLIER?

Yes, the merger will create the global leader in communications technology. The merged company will be No. 1 in wireline and No. 2 in Mobility, No. 1 in 3G Spread Spectrum (CDMA+UMTS) and No. 2 in worldwide services. (COMPANY RESPONSE, 4-2-06)

Q: WHAT WOULD BE THE GLOBAL COMPETITIVE POSITIONING OF THE MERGED COMPANY? Alcatel and Lucent's products and markets are complementary and will create:

     o A leader -- No. 1 in wireline; No. 2 in wireless (No. 1 in 3G spread spectrum); and No. 2 in services.
     o A well-diversified, global customer base and a strong position for expansion into emerging regions with a presence in more than 130 countries. (COMPANY RESPONSE, 4-2-06)

                                                     Return to Table of Contents

THE DEAL

RATIONALE FOR MERGER

Q: WHY ARE LUCENT AND ALCATEL MERGING?
The primary driver of this combination is to generate significant growth in revenues and earnings based on the market opportunities for next-generation networks, services and applications, while yielding significant synergies. The combined company's increased scale, scope and global capabilities will enhance its sustainable shareowner value from year one. This combination is about a strategic fit between two experienced and well-respected global communications leaders, who together will become the global leader in convergence. What these companies can accomplish together far exceeds what we could do alone. The combined people, capabilities and customer relationships will enhance our competitive standing in the high-growth areas of next-gen networks:

     o 3G wireless
     o IMS
     o Broadband access
     o Optical
     o Applications
     o Services

A combined Alcatel and Lucent will:

     o Be global in scale
     o Have clear leadership in next-generation networks as the global leader in convergence
     o Boast one of the largest R&D capabilities focused on communications
     o Employ the largest and most experienced global services team in the industry
     o Create sustainable shareowner value with ownership in the most dynamic, global player in end-to-end communications solutions (COMPANY RESPONSE, 4-2-06)

                                                     Return to Table of Contents

MERGER OF EQUALS

Q: WHY ARE WE CALLING IT A MERGER OF EQUALS WHEN ALCATEL IS GETTING APPROXIMATELY 60 PERCENT AND LUCENT IS GETTING APPROXIMATELY 40 PERCENT?
It's important to remember that there are other factors that make this a merger of equals besides share distribution. The new combined company will be incorporated in France, with executive offices in Paris. The North American operations will be based in New Jersey, where global Bell Labs will remain headquartered. Serge Tchuruk will be the non-executive Chairman, and Patricia Russo will be the CEO. In addition, an experienced international management team will be combining equally the best of both companies. Additional organization and management team announcements will be made at a future date. The board of directors will have equal representation from each company, including Serge Tchuruk and Patricia Russo, five of Alcatel's current directors and five of Lucent's current directors. The board also will include two new independent European directors to be mutually agreed upon. We believe that this is the best, unparalleled combination taking into account the unique and complimentary strengths brought by each company. (COMPANY RESPONSE, 4-2-06) Return to Table of Contents

COMPLETING THE MERGER

Q: WHAT ARE THE HURDLES AND MILESTONES IN ORDER TO COMPLETE THE ACQUISITION?
AND IS THERE ANY POSSIBILITY THAT THIS MAY NOT GET TO COMPLETION?
You have the classic approval process with respect to the regulatory authority. That would be the U.S. regulatory authority, the European union regulatory authority. We will go through CFIUS (Committee on Foreign Investment in the United States), which is a process here in the U.S. that looks at foreign investment in a U.S. company. We will go through the typical antitrust, Hart-Scott-Rodino reviews, that will look to see whether there are any antitrust considerations here. Our objective is to get to closure as quickly as possible. We said six to 12 months. Six is better than 12. That's a function of all the filings and all the work that our teams will have to do in terms of getting this approval.
Now what we've got to do, obviously, while that's going on, is we've got to begin to do transition planning and distinguish planning from execution. It would be my goal that we do as much planning as we can between now and close with a full-time planning team. And then on the day we close, we're ready to start executing and implementing the integration plan. That would be ideal where there's clarity around who's in what job, who's in charge, what are the things that have to be done? We will have a set of milestones along the way from a planning standpoint to get us up to closing and then we will have yet another set of critical integration milestones that we'll all be running against as we actually are a combined company. Our shareowners need to approve this. So we will have to call a shareowners' meeting, and we will have to present the case and let the shareowners vote on this transaction as will Alcatel. (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)

Q: AS YOU GO THROUGH THE INTEGRATION AND ALL THE WORK THAT YOU HAVE TO DO BETWEEN NOW AND CLOSE, WHAT'S THE BIGGEST CHALLENGE? OR DO YOU EVEN SEE A CONCERN AS YOU'RE GOING THROUGH THE INTEGRATION AND A PROCESS TO GET US TO THE CLOSE? ARE YOU GOING TO BE IN A QUIET PERIOD, OR HOW MUCH ARE YOU GOING TO BE COMMUNICATING TO THE EMPLOYEES, OR HOW FREQUENTLY WILL WE KNOW WHERE WE ARE IN THE PROCESS OF GOING TOWARDS THE CLOSE?
This is a massive job of integrating two companies. We are two very large global companies, and we have a lot of work to do to get these companies combined, and even after close, it will take awhile before you're truly integrated as one company. Our expectations shouldn't be, Day 1, everything is integrated, systems are integrated. It generally doesn't work that way.
Having said that, I've seen what the people in this company, and I think the Alcatel folks would tell you, what they've done, as we've weathered the storm and made the changes we've made. We've gone through radical change, as a company since our birth as Lucent. I think we have incredibly smart people. Incredibly dedicated people. So, are we up to the task? We're absolutely up to the task. There's no question in my mind. And from what I observed, the ability to communicate with each other, understand each other, collaborate around what's going on in the industry, and reach a good business decision, I have confidence we'll be able to do that. Every function of every company has to be looked at. We have a lot of work to do. We're up to it. We just need to plan for it and manage it well. (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)
The assumption out of the chute is we can plan and plan and plan -- we just can't implement the plans. But I want to just come back to the question, which is, what are we most concerned about? Let me tell you what I'm most concerned about. Even despite that massive effort that we got to do on integration, we're still two separate companies. We have to execute flawlessly, our own plans, and between now and when this deal closes. So what does that mean? Today's April the 4th, you know, we're right at the beginning of Q3. We need to have a terrific Q3, and then we need to have a terrific Q4. As a company, we didn't have a terrific Q1. And we're going to report on Q2 in a couple of weeks, so I can't comment on that. (D'AMELIO, ALL-EMPLOYEE BROADCAST, 4-4-06)
But, what's most incumbent upon us right now is, to deliver on our plan. To deliver on the Q3 plan. To deliver on the Q4 plan. Because we want to make sure we stay strong over the remainder of the fiscal year, regardless of what we're doing on the merger side.
We've got to execute our plans as they exist. And, 99 percent of the people in the company need to be doing that, while we have a transition planning team working on the transition; reaching into the organization as appropriate, but we've got to keep separate running and executing our business from planning for this transaction. That will give us the greatest chance of near-term success, which we need -- and then longer-term success, which obviously we expect. But we've got to stay focused on our plans at-hand, and execute on them. (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)

Q: WHAT HAPPENS TO ALCATEL AND LUCENT IF, AFTER ANNOUNCING THEIR INTENTION TO MERGE, THE DEAL FALLS THROUGH?
We will work closely with the regulatory bodies in both the U.S. and Europe to obtain the necessary clearances. Both companies will operate independently until the merger is completed. If the merger is not completed, both companies are prepared to continue with their separate strategies for success. (COMPANY RESPONSE, 4-2-06)

Q: WHAT ARE THE MAJOR LEGAL MILESTONES OF THE WHOLE PROCESS?
As is typical with these types of transactions, there are four major milestones that must be achieved before the closing:

     o    Legal filings (prospectus) with the SEC in the US, and AMF (Document
          E) in France (several months)
     o Antitrust filings both in the U.S. and European Union and certain other jurisdictions
     o    Approval by CFIUS (Committee on Foreign Investment in the United
          States)
     o Approval by shareowners of both companies (cannot occur before the legal filings): 2/3 vote from Alcatel shareowners, and simple majority of Lucent shareowners (COMPANY RESPONSE, 4-2-06)

Q: WHEN WILL LUCENT AND ALCATEL HOLD THEIR RESPECTIVE GENERAL SHAREOWNER
MEETING?
The shareowner meeting could occur before antitrust and CFIUS clearance, but after SEC and AMF clearance is achieved. COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

NAME AND LOGO

Q: WILL WE GET A BRAND-NEW NAME? IS IT GOING TO BE A COMBINATION OF THE CURRENT NAMES? AND HOW ARE WE GOING TO GO ABOUT THIS PROCESS?
We will determine what the name is at a later date. You shouldn't conclude from that it won't be some combination of names today, or that it will in fact be a new name. I think we have some work to do to look at the brand equity. Because both companies have equity in the brand around the world. There are parts of the world where Alcatel's brand equity is stronger than ours because they do business much more significantly in a part of the world than we do, and vice versa. It will be something that is either a combination or a new name, and that'll really be informed by what's the cost of creating new equity, versus the value of leveraging current equity? I do know that Bell Labs, and the name Bell Labs, Bell Labs Innovation, or Bell Labs Research and Innovation, clearly has value, and I would expect we're going to continue to want to find a way to leverage that. And then we'll have to determine from that, do we change the stock ticker or not? (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)
A joint working group will be created to work on these topics so that name and logo of the new company can be revealed at closing date. (COMPANY RESPONSE, 4-2-06)

Q: WE'VE CALLED THIS A "MERGER OF EQUALS," IS IT SAFE TO ASSUME THAT WE'LL HAVE A NEW NAME AND WE WON'T TAKE ALCATEL OR LUCENT?
What I would say based on that question, the answer is "no." The reason I said

"no" is Lucent and Alcatel both have lots of brand value today, depending on the marketplace that you're in. For example, in North America, Lucent has great brand value, great brand recognition. And in Europe, Alcatel has great brand recognition. One of the things that we're looking at, is there a way to not necessarily do an "or," but to do an "and," and try to maximize the value that both brands bring. We're looking at all of our alternatives. (D'AMELIO, TOWN MEETING, 4-3-06)
                                                     Return to Table of Contents

STOCK LISTINGS

Q: WHERE WILL THE NEW ENTITY BE LISTED?
The combined entity will continue to be primarily listed on Paris Euronext and the New York Stock Exchange (NYSE). (COMPANY RESPONSE, 4-2-06)

Q: IN WHICH INDEXES WILL THE NEW COMPANY BE LISTED? DO YOU EXPECT THE NEW COMPANY TO BE LISTED IN THE S&P500?
The combined company will conduct discussions with the respective listing agencies to determine the index/indices in which it will be included. The combined company will most likely not be listed on the S&P because Non-U.S. companies are not permitted to be listed on this index. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

SYNERGIES

Q: WHAT ARE THE EXPECTED SYNERGIES (COST REDUCTIONS, LEVERAGING ALCATEL, LEVERAGING LUCENT) AND WHEN DO YOU EXPECT TO ACHIEVE THEM?
We've mutually identified annual pre-tax cost and expense synergies of approximately (euro)1.4 billion / $1.7 billion within three years, a substantial majority of which will be achieved in the first two years. The net present value
(NPV) of cost synergies are approximately (euro)10 / $12 billion. The synergies are expected to come from several areas, including:

     o Consolidating support functions
     o Optimizing the supply chain and procurement structure
     o Leveraging R&D and services cross a larger base

We will look at several things, such as the impact on our customers if we make any changes, which product or technology has the most promise going forward, what areas are likely to have the most growth, the investments required, etc. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

FINANCIAL REPORTING

Q: WHAT ARE THE EXPECTED RESTRUCTURING COSTS (P&L AND CASH AND NON-CASH)?
The merger will also result in approximately (euro)1.4 billion / $1.7 billion in new cash restructuring charges, with the charges to be recorded primarily in the first year. We expect a substantial majority of the restructuring to be completed within 24 months after closing. We will record non-cash restructuring charges for items such as the amortization of intangible assets, which we are currently calculating. (COMPANY RESPONSE, 4-2-06)

Q: WILL THE COMBINED COMPANY REPORT UNDER IFRS OR US GAAP?
The combined company will continue to adhere to the prevailing securities laws. We will have to report under International Financial Reporting Standards, or IFRS, because the combined company will be incorporated in France. However, for the combined company to be a "foreign private issuer", the corporation incorporated under the laws of any foreign country must NOT meet the following two conditions:

     o More than 50 percent of its voting securities are directly or indirectly held of record by residents of the United States; and
     o Any one of the following applies:
               o The majority of the executive officers or directors are U.S. citizens or residents,
               o More than 50 percent of the assets of the issuer are located in the U.S., or
               o The business of the issuer is administered principally in the U.S.

(COMPANY RESPONSE, 4-2-06)

Q: WHAT WILL BE THE ACCOUNTING PERIOD FOR THE COMBINED COMPANY?
The fiscal year or accounting period will begin on January 1st and end on December 31st of the calendar year. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

BELL LABS

Q: WHAT WILL THE NEW R&D ORGANIZATION LOOK LIKE -- SIZE, HEADCOUNT, PATENTS? The combined R&D currently will have more than 26,100 scientists and engineers with an unmatched innovation strength, leading in all the critical technologies for the future: broadband access both wired and wireless, optical flexible networking, service aware IP routing, NGN and IMS, open service delivery solutions, added value carrier grade applications and scaleable OSS. The combined company will own more than 25,000 patents registered all around the world and covering the technologies critical for communication solutions. We expect the organization will continue and even expand its filing rate of more than 1,400 patents/year. (COMPANY RESPONSE, 4-2-06)

Q: WILL BELL LABS KEEP ITS NAME?
Yes. (COMPANY RESPONSE, 4-2-06)

Q: CAN YOU TALK A LITTLE BIT ABOUT THE BELL LABS SCENARIO?
One of the areas we've got to work through as part of the merger is certain projects for the government, which would include Bell Laboratories. One of the things we're looking at is a separate U.S. subsidiary, where we would put those certain projects. It will have three, U.S. citizen board members we will nominate, that need to be approved by the U.S. government. One is Bill Perry, who was a former Secretary of Defense. One is James Woolsey, who is a former director of central intelligence. And the last one is Kenneth Minahan, who's a former director of the National Security Council. (D'AMELIO, TOWN MEETING, 4-3-06)

Q: ARE WE GOING TO DIVIDE ANY PART OF BELL LABS AND MOVE IT TO FRANCE? WHAT DOES IT MEAN FOR THE WORK WE'RE DOING WITH THE U.S. GOVERNMENT? WILL WE GET RESISTANCE FROM THE U.S. GOVERNMENT FOR THE WORK THAT BELL LABS DOES, AND HOW ARE WE GOING TO MANAGE THAT?
Bell Labs, the headquarters of Bell Labs, what Bell Labs is, remains unchanged. In fact, my hope is that we are able to expand what Bell Labs is and looks like around the world from a research standpoint. Alcatel has Alcatel research and innovation. And they have core research that they do, and they have research centers around the world. So I envision that this is an opportunity to do more from a research standpoint together than either of us could do separately. We have no intention of dividing up Bell Labs, moving Bell Labs or not having Bell Labs be headquartered exactly where it is.
With respect to the sensitive U.S. government work, we have arranged for a structure that is a separate U.S. subsidiary headed by a proxy board. Three outstanding, impressive individuals have agreed to serve on the proxy board -- that's a very typical mechanism used when you have a combination of U.S. and non-U.S. interests associated with a company. We have to get approvals. (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06)

Q: WHAT WILL HAPPEN TO THE WORK AND CONTRACTS THAT BELL LABS DOES FOR THE U.S. GOVERNMENT?
The combined company intends to form a separate, independent U.S. subsidiary holding certain contracts with U.S. government agencies. This subsidiary would be separately managed by a board, to be composed of three independent U.S. citizens acceptable to the U.S. government. This type of structure is routinely used to protect certain government programs in the course of mergers involving non-U.S. parties. (COMPANY RESPONSE, 4-2-06)

Q: IS LUCENT ENGAGED IN CLASSIFIED PROJECTS FOR THE U.S. GOVERNMENT?
Lucent does a broad range of projects for the federal government, but beyond that we would not comment on the details of customer relationships. (COMPANY RESPONSE, 4-2-06)

Q: IS ALCATEL ENGAGED IN CLASSIFIED PROJECTS FOR EITHER FRENCH OR U.S. GOVERNMENTS?
Alcatel does a broad range of projects for the French government, but beyond that we would not comment on the details of customer relationships. (COMPANY RESPONSE, 4-2-06)

Q: WILL THE U.S. GOVERNMENT OBJECT TO HAVING ONE OF ITS PREMIER RESEARCH INSTITUTIONS OWNED BY A COMPANY INCORPORATED IN ANOTHER COUNTRY?
We wouldn't speculate on the reaction of the U.S. government. That said, we will work closely with the U.S. government to obtain the necessary clearances. We are confident that we will be successful. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

SARBANES-OXLEY

Q: MY QUESTION IS RELATED TO INTERNAL CONTROLS AND OPERATIONS. I'D LIKE TO KNOW IF YOU CAN SHARE WITH US WHAT SYSTEMS ARE USED AT ALCATEL TO MANAGE THEIR INTERNAL BUSINESS OPERATIONS? AND IF THERE ARE ANY CONTROLS OR REGULATIONS USED OR REQUIRED, SIMILAR TO WHAT WE DO IN THE U.S. IN SUPPORT OF SARBANES-OXLEY? On the whole governance model relative to Sarbanes-Oxley, we had a thorough, exhaustive due diligence effort and we are comfortable with our governance model. We are comfortable with, through our due diligence process, through many discussions with their senior folks in this area, what we do today, what they do today, and then how it'll come together post-merger.
And then in terms of their systems, they clearly have a systems environment that's good, but like ours, can be improved. They have some systems very similar to some of the things we do. But systems in general, for both companies, are clearly an area of opportunity as we go forward. (D'AMELIO, TOWN MEETING, 4-3-06)
                                                     Return to Table of Contents

LUCENT REAL ESTATE

Q: WILL THINGS STILL REMAIN THE SAME WITH LUCENT REAL ESTATE SERVICE?

In terms of service levels, I don't see any changes in service levels. There is clearly going to be rationalization work that will need to be done across all functions that will include facilities. So there will be rationalization work that needs to be done. But in terms of service levels, I don't see any major changes to service levels at this point. (D'AMELIO, TOWN MEETING, 4-3-06)
                                                     Return to Table of Contents

MANUFACTURING

Q: DOES ALCATEL SUPPORT AN INSOURCING OR OUTSOURCING MODEL?
I'm assuming you mean manufacturing -- for the most part, they do their own manufacturing. Most of our manufacturing is outsourced, and most of their manufacturing is done by their own factories. So that's clearly an area where we'll have to work our way through what's the right model. And by the way, on many of these items, we shouldn't get caught up in an "or." In many of these, the answer may be "and." It doesn't have to be insourcing or outsourcing; it could be insourcing and outsourcing. It turns out, they get some interesting benefits from having their own manufacturing that we haven't had access to. Because they have a lot of their own local content, in places like France, Germany and China, they get access to some export financing that we haven't been able to get access to for customer financing. So there are some interesting benefits from their model that we'll obviously need to study as we work our way forward. (D'AMELIO, TOWN MEETING, 4-3-06)

Q: WHAT PERCENTAGE OF ALCATEL'S MANUFACTURING IS OUTSOURCED? WHO DOES ALCATEL OUTSOURCE TO?
To date, Alcatel has outsourced around half of its manufacturing, but continues to integrate and test internally many of these products. Alcatel mainly outsources to Flextronics, Jabil and Sanmina. (COMPANY RESPONSE, 4-2-06)

Q: WHERE ARE ALCATEL'S MAIN MANUFACTURING FACILITIES?
Alcatel main manufacturing facilities are located in France, Italy, Belgium, China, Mexico and the U.S.A. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

STRUCTURE OF THE NEW COMPANY

Q: WHERE WILL THE COMPANY BE INCORPORATED? WHERE WILL IT BE BASED?
The company will be incorporated in France, with executive offices located in Paris. The North American operations will be based in New Jersey, U.S.A., where global Bell Labs will remain headquartered. (COMPANY RESPONSE, 4-2-06)

Q: WHY WILL THE MERGED COMPANY BE HEADQUARTERED IN FRANCE?
When you merge companies, you want to make sure you maximize every element of value creation. Just to start at a macro level. The reason we chose France as where we wanted the company to be incorporated, is because it maximizes our tax value. We, both companies, have significant deferred tax assets, significant net operating losses (NOL), and it turns out, when you look at the various tax laws of the different countries, France was the most favorable for the combined companies. (FRANK D'AMELIO, TOWN MEETING, 4-3-06)

Q: WHAT WILL THE BUSINESS SEGMENTS LOOK LIKE?
This will be announced at the deal closing. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

PORTFOLIO

Q: THERE IS BOUND TO BE SOME OVERLAP IN OUR PRODUCT LINES. DO WE EXPECT TO RATIONALIZE SOME OF OUR PRODUCT LINES? WHICH ONES?
A major rationale for this merger is the synergies that will naturally flow from it. We will undertake a rigorous technology-by-technology, product-by-product review of both portfolios. We will look at several things, such as the impact on our customers if we make any changes, which product or technology has the most promise going forward, what areas are likely to have the most growth, the investments require, etc. (COMPANY RESPONSE, 4-2-06)

Q: WHAT WILL THE COMBINED PORTFOLIO LOOK LIKE?
The combined company will be a leader in all major high growth, next-generation areas -- No. 1 or No. 2 in all key areas of next-generation networks. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

2001 MERGER DISCUSSIONS WITH ALCATEL

Q: I KNOW BACK IN 2001, WE STARTED NEGOTIATIONS WITH ALCATEL. AND I'D LIKE TO KNOW WHAT FAILED THEN, AND WHAT CHANGED IN SUBSEQUENT YEARS, BESIDES THE OBVIOUS GROWTH OF BOTH COMPANIES? WHAT MADE YOU FEEL THIS TIME AROUND IT COULD BE SUCCESSFUL?
I wasn't here in 2001, so I'll defer to Frank, who was here. I will tell you what Serge said yesterday when asked: "The mayonnaise just didn't stick." My view is, it just wasn't right. Things didn't come to closure in a way that both sides felt good about. And in the end, that's what you need to do. When you put a deal like this together, it's a matter of what are you willing to compromise, what are you willing not to compromise? How compelling is the vision and the opportunity? And that really informs your ability to get something done. I think we reached an agreement that's compelled by the possibilities we can create together, and we were able to work out the things that were important from our side and from their side. (RUSSO, ALL-EMPLOYEE BROADCAST, 4-4-06) I think the fine wine wasn't ready to be consumed back in 2001. And then you all have heard me talk about our continuum as a company, about survive, stabilize, thrive. Back then, the whole industry, including both companies, was very much in what I'll call survival mode. And we got into philosophical differences about where each company was respective to that continuum. So I think it was nothing more than the timing wasn't right. (D'AMELIO, ALL-EMPLOYEE BROADCAST, 4-4-06)
                                                     Return to Table of Contents

ABOUT ALCATEL

Q: CAN YOU PROVIDE A BRIEF HISTORY OF ALCATEL?
Alcatel has its roots in the late 19th century as the publicly owned Compagnie Genereale d'Electricite, but it became a telecommunications specialist when it combined with the bulk of ITT's telecom business in 1987, about 20 years ago. The international character of the company dates from that deal and was subsequently reinforced with significant later acquisitions such as different acquired companies, such as Rockwell (U.S.) in 1991, Teletra (Italy) in 1992, Nortel Submarine & Cables (U.K.) in 1994, DSC (U.S.) in 1998, Genesys (U.S.) and Newbridge Networks (Canada) in 2000, and Timetra (U.S.) in 2003, to name the most important. Furthermore, Alcatel also benefits from a significant position in China thanks to its long-lasting presence in that country since 1983 and its flagship subsidiary ASB. (COMPANY RESPONSE, 4-2-06)

Q: WHAT KIND OF PRESENCE DOES ALCATEL HAVE IN NORTH AMERICA? WHAT ARE ITS NORTH AMERICAN REVENUES?
It has some 9,000 employees in North America. Alcatel's North American revenues by subsidiary location in 2005 were (euro)1.9 billion / $ 2.3 billion, which represents more than 14 percent of Alcatel 2005 revenues. (COMPANY RESPONSE, 4-2-06)

Q: WHERE ARE ALCATEL'S MAIN LOCATIONS?
Alcatel currently operates in more than 130 countries with operations across all continents. Alcatel's headcount is geographically distributed approximately as follows: France 16,000; Germany 5,300; Italy 4 900; Belgium 2 200; Spain 1,400; Rumania 970; Austria 730; U.K./Ireland 700; Nordics 590; Russia 550; Swiss 500; Portugal 330; The Netherlands 210; Australia 1 200; China 6,800; India 1,400; U.S. 6,200; Canada 2,800; Brazil 3,000; Mexico 520; and Egypt 430, to name the most important locations.
Alcatel's six principal R&I centers are located in: France (Marcussis); Germany (Stuttgart); NA (Dallas & Ottawa); Belgium (Antwerpen); and China (Shanghai). Alcatel has a major presence in North America, with main locations in Texas, California and Canada. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

INVESTOR INFORMATION

THE TRANSACTION

Q: WHAT IS THE STRUCTURE OF THE TRANSACTION?
It's a stock-for-stock merger with a fixed exchange ratio of 0.1952. Upon completion of the merger, Alcatel shareholders will own approximately 60 percent of the combined company and Lucent shareholders will own approximately 40 percent of the combined company. In legal terms, the deal is structured as a reverse triangular merger, after which Lucent will become a subsidiary of Alcatel, and Lucent shareowners will receive a tax-free exchange of Alcatel ADSs for Lucent shares. These structures are common in mergers of this type and most mergers involving US public companies are done this way. (COMPANY RESPONSE, 4-2-06)

Q: WHAT IS AN ADS?
An American Depositary Share, or ADS (represented by an American Depositary Receipt), is a negotiable U.S. depositary receipt, which usually represents an existing outstanding class of equity shares in a non-U.S. company. ADSs trade freely, just like any other security; investors can purchase and hold ADSs through full-service, discount, and on-line brokerage firms throughout the United States. For example, Alcatel ADS' trade on the NYSE under the symbol ALA. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

IMPACT ON STOCK

Q: HOW WILL THE MERGER AFFECT MY LUCENT STOCK?
Lucent shareowners will receive 0.1952 of an ADS (American Depositary Shares) for every common share of Lucent that they currently hold. Each ADS represents one ordinary share of Alcatel (as the combined company). The combined company's ordinary shares will be traded on the Euronext Paris and the ADS will be traded on the New York Stock Exchange. No action will be required by you until after the closing of the merger. Following the closing, you will receive instructions from Lucent regarding the exchange of your shares.

Q: HOW MANY SHARES WILL BE ISSUED?
Roughly 881 million shares will be issued. (COMPANY RESPONSE, 4-2-06)

Q: HOW MANY SHARES OF STOCK DOES EACH COMPANY CURRENTLY HAVE OUTSTANDING?

As of December 31, 2005:

     o    Alcatel: 1,370 million basic shares outstanding
     o    Lucent: 4,469 million basic shares outstanding

(COMPANY RESPONSE, 4-2-06)

Q: WILL THIS MERGER TRANSACTION BE TAXABLE TO SHAREHOLDERS?
No, the merger is not anticipated to be a taxable event since it is a stock-for-stock transaction. However, you should consult your tax advisor regarding your particular situation. (COMPANY RESPONSE, 4-2-06)

Q: WILL THERE BE A CASH PAYMENT OR CASH OPTION FOR LUCENT SHARES FROM ALCATEL? HOW MUCH WILL IT BE?
There will be no cash payment from Alcatel. After the merger is approved and closed, for each share of Lucent common stock, Lucent shareholders will receive
0.1952 of an Alcatel ADS and will become shareholders of the combined company. No action will be required by you until after the closing of the merger. Following the closing, you will receive information from the new company regarding the exchange of your shares. (COMPANY RESPONSE, 4-2-06)

Q: IS IT BETTER JUST TO SELL ALL OF MY LUCENT SHARES NOW?
Whether to buy or sell stock is a personal decision. We recommend you consult your investment advisor. (COMPANY RESPONSE, 4-2-06)

Q: WILL SHAREHOLDERS BE ASKED TO TURN IN THEIR CERTIFICATES? IF SO, WHEN?
We expect the merger to close within approximately 6-12 months. If the merger is effected, shareholders who hold shares in certificated form will be required to submit their certificated shares in order to receive shares of the new company. In order to expedite the eventual transaction, we suggest you mail your certificate(s) in for deposit into Direct Registration Form. When mailing certificates we suggest insuring the package for a minimum of $25 or 2 percent of the value of the shares, whichever is greater. (COMPANY RESPONSE, 4-2-06)

Q: WHO WILL BE THE TRANSFER AGENT FOR THE NEW COMPANY?
The Bank of New York will remain as the transfer agent for Lucent until the closing of the transaction. After the closing, the new company will work with the transfer agent that best suits its business needs. (COMPANY RESPONSE, 4-2-06)
                                                     Return to Table of Contents

--------------------------------------------------------------------------------
SAFE HARBOR FOR FORWARD LOOKING STATEMENTS AND OTHER IMPORTANT INFORMATION

This document contains statements regarding the proposed transaction between Lucent and Alcatel, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about Lucent and Alcatel's managements' future expectations, beliefs, goals, plans or prospects that are based on current expectations, estimates, forecasts and projections about Lucent and Alcatel and the combined company, as well as Lucent's and Alcatel's and the combined company's future performance and the industries in which Lucent and Alcatel operate and the combined company will operate, in addition to managements' assumptions. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties are based upon a number of important factors including, among others: the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by Lucent and Alcatel; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on a limited number of contract manufacturers to supply products we sell; the social, political and economic risks of our respective global operations; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to Lucent's Form 10-K for the year ended September 30, 2005 and Alcatel's Form 20-F for the year ended December 31, 2005 as well as other filings by Lucent and Alcatel with the US Securities and Exchange Commission. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Lucent and Alcatel disclaim any intention or obligation to update any forward-looking statements after the distribution of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Alcatel and Lucent intend to file relevant materials with the Securities and Exchange Commission (the "SEC"), including the filing by Alcatel with the SEC of a Registration Statement on Form F-6 and a Registration Statement on Form F-4 (collectively, the "Registration Statements"), which will include a preliminary prospectus and related materials to register the Alcatel American Depositary Shares ("ADS"), as well as the Alcatel ordinary shares underlying such Alcatel ADSs, to be issued in exchange for Lucent common shares, and Lucent and Alcatel plan to file with the SEC and mail to their respective stockholders a Proxy Statement/Prospectus relating to the proposed transaction. The Registration Statements and the Proxy Statement/Prospectus will contain important information about Lucent, Alcatel, the transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus and other documents filed with the SEC by Lucent and Alcatel through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus when they become available from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500 and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10. Lucent and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Lucent's proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on or about January 3, 2006. This document is available free of charge at the SEC's web site at www.sec.gov and from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500. Alcatel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Alcatel's Form 20-F filed with the SEC on March 31, 2006. This document is available free of charge at the SEC's web site at www.sec.gov and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.